                                                                  Rule 424(b)(3)
                                                      Registration No. 333-13534

                   SUPPLEMENT TO PROSPECTUS DATED JUNE 1, 2001

                                                      Dated: February 1, 2005

                                 STATE OF ISRAEL
                  FOURTH LIBOR FLOATING RATE ISSUE DOLLAR BONDS

Initial Interest Rate for the Bonds purchased during February 2005 is 3.75%. This interest rate was calculated as follows:

Applicable LIBOR    +   Number of basis points           =    Initial Rate
For February 2005       set by State of Israel
                        at beginning of this monthly
                        sales period

3.00%               +   75 BASIS POINTS                  =    3.75%

Applicable LIBOR is then adjusted March 1, June 1, September 1 and December 1

Bonds purchased in March 2005 will receive the rate and spread in effect for that sales period.

Effective as of April 26, 2002, IRAs (including Roth IRAs) may purchase the Fourth LIBOR Floating Rate Issue Dollar Bonds offered under this prospectus in subscriptions of $3,000 or $3,500 and may buy subsequent bonds in minimum denominations of $2,500. Individuals who have purchased at least one bond for a minimum of $5,000 (or $3,000 or $3,500 in the case of an IRA) during the twelve-month period immediately preceding the additional purchase may purchase additional bonds in minimum denominations of $2,500. Additional bonds must be registered in the same name as the bonds satisfying the minimum purchase requirement.

This prospectus is also available in electronic format on the Internet web site maintained by the Development Corporation for Israel (DCI) at www.israelbonds.com. Effective as of September 1, 2002, Customer Information Forms and Investment Forms are also available to print from the DCI web site. Customer Information Forms and Investment Forms must be printed, completed and returned to DCI, and may not be submitted electronically. Other than this prospectus in electronic format, any information on the web site relating to this offering is not part of this prospectus and has not been approved or endorsed by Israel or DCI and should not be relied upon by investors.

(ARNOLD & PORTER LLP LETTERHEAD)

                                    February 2, 2005



VIA EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn:  Filing Desk

         RE: State of Israel's Registration Statement on Schedule B (Registration No. 333-13534) -- Fourth Libor Floating Rate Issue

Dear Ladies and Gentlemen:

         On behalf of the State of Israel ("Israel"), attached for filing via EDGAR pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, is Israel's Supplement to the Prospectus dated June 1, 2001.

         If you have any questions or comments with regards to this filing, please contact the undersigned at (212) 715-1195.

                                       Very truly yours,



                                       /s/    Michelle Greenberg-Kobrin


cc:  Alan Feldstein